EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Anworth Mortgage Asset Corporation and Subsidiaries of our report dated March 12, 2009, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appears in the Annual Report on Form 10-K of Anworth Mortgage Asset Corporation and Subsidiaries for the year ended December 31, 2008.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

Irvine, CA

December 28, 2009